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                                                                                                                       EXHIBIT 12(a)

                                                 PPL CORPORATION AND SUBSIDIARIES

                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                       (Millions of Dollars)


                                                         12 MONTHS
                                                            ENDED                         12 MONTHS ENDED
                                                           JUNE 30,                         DECEMBER 31,
                                                         -----------    --------------------------------------------------------
                                                           2000         1999 (c)         1998 (c)       1997 (c)        1996 (c)
                                                         --------       --------         --------       --------         --------
Fixed charges, as defined:
  Interest on long-term debt................               $  277        $ 233              $ 203         $ 196            $ 207
  Interest on short-term debt
     and other interest.....................                   62           47                 33            26               17
  Amortization of debt discount, expense
    and premium - net.......................                    5            4                  2             2                2
  Interest on capital lease
    obligations
      Charged to expense....................                    8            9                  8             9               13
      Capitalized...........................                                 1                  2             2                2
  Estimated interest component of
    operating rentals.......................                   22           20                 18            15                8
                                                           ------        -----              -----         -----            -----
          Total fixed charges...............               $  374        $ 314              $ 266         $ 250            $ 249
                                                           ======        =====              =====         =====            =====
Earnings, as defined:
  Net income (a)............................               $  529        $ 478              $ 379         $ 296            $ 329
  Preferred Stock Dividend
    Requirements............................                   25           26                 25            24               28
  Less undistributed income of
    equity method investments...............                   53           56                  3           (25)               8
                                                           ------        -----              -----         -----            -----
                                                              501          448                401           345              349
Add (Deduct):
  Income taxes..............................                  200          174                259           238              253
  Amortization of capitalized interest
     on capital leases......................                    2            2                  2             2                4

  Total fixed charges as above
    (excluding capitalized interest
    on capital lease obligations)...........                  373          313                264           248              247
                                                           ------        -----              -----         -----            -----

          Total earnings....................               $1,076        $ 937              $ 926         $ 833            $ 853
                                                           ======        =====              =====         =====            =====

Ratio of earnings to fixed
  charges (b) (c)...........................                 2.88         2.98               3.48          3.33             3.43
                                                           ======        =====              =====         =====            =====

(a)  2000, 1999 and 1998 net income excluding extraordinary items.
(b) Based on earnings excluding one-time adjustments, the ratio of earnings to fixed charges are:
       June 2000, 2.77; 1999, 2.68; 1998, 3.10; and 1997, 3.51
(c) Ratio of earnings to fixed charges for years 1999 and prior were recalculated to give proper effect of undistributed earnings of equity method investments.
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